EXHIBIT 99.1

CASMED Announces FDA Approval of Next Generation FORE-SIGHT(R) Absolute Tissue Oximeter

BRANFORD, Conn., April 17, 2013 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported receipt of U.S. Food and Drug Administration (FDA) 510(k) clearance for its next-generation FORE-SIGHT ELITE™ Absolute Tissue Oximeter.

"With this product clearance by the FDA, CASMED achieved major milestones in the development of our next generation FORE-SIGHT Monitor, in our quest to constantly improve our technologies, and in the overall execution of the strategic plan we adopted more than two years ago," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "This cutting-edge product exceeds the high levels of accuracy established with our current FORE-SIGHT monitor and will further empower clinicians to protect the brain and enhance patient safety. In addition, this new monitor will afford us the opportunity to lower our cost of goods, expand distribution around the world, and provide an OEM solution to strategic partners."

The FORE-SIGHT ELITE Oximeter was cleared to provide absolute cerebral oxygenation levels in adult and transitional adolescent patients weighing 40 kilograms or more. Among other advanced features, the ELITE Oximeter is capable of monitoring four channels of oximetry information, is portable, has a large high-contrast viewing screen, and has touch screen controls to enhance operability.

At the recent Annual Meeting of the Society for Cardiac Anesthesiologists, which concluded last week in Miami Beach, Florida, validation data for the FORE-SIGHT ELITE Oximeter was presented showing the ELITE to be more accurate than the current FORE-SIGHT Oximeter, which already has an unparalleled level of accuracy for commercially available tissue oximeters. The clinical study, conducted on 25 healthy adult subjects at Duke University Medical Center, reported the accuracy of the devices by considering both the precision and bias (calculated as Arms) against the standard invasive reference and showed ELITE to have an Arms of 3.05% compared to an Arms of 3.61% for the current FORE-SIGHT. The original abstract of that study can be found at the following link: http://www.scahq.org/abstracts/2013/showAbstract.php?id=88.

CASMED reported that the FORE-SIGHT Elite monitor should be widely available to customers in the fourth quarter of 2013.

"We continue to invest in development efforts to provide best-in-class products to our customers," Mr. Patton continued. "With FORE-SIGHT ELITE, we will once again re-set our own standard for actionable accuracy as we work to enhance our growth rates and expand the overall market for cerebral oximetry."

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2012, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Kim Sutton Golodetz (kgolodetz@lhai.com)
         (212) 838-3777
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR